Exhibit 99.1

NEWS

Georgia Gulf Reports Third Quarter 2008 Financial Results

•                  Senior credit facility covenants relaxed until June 30, 2009

•                  Hurricanes Gustav and Ike negatively impacted net earnings by approximately $0.53 per diluted share, or $18.1 million

ATLANTA, GEORGIA – November 5, 2008 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its third quarter ended September 30, 2008.

Georgia Gulf reported net sales of $818.6 million for the third quarter of 2008 compared to net sales of $815.3 million for the third quarter of 2007.  The increase in sales is primarily due to higher prices for vinyl resins and caustic soda, partially offset by difficult housing and construction related market conditions in the U.S and the disruption caused by hurricanes Gustav and Ike.

Georgia Gulf reported a net loss of $17.4 million or $0.50 per diluted share for the third quarter of 2008, compared to breakeven net income during the same quarter in the previous year.  The net loss for the third quarter of 2008 was negatively impacted by approximately $18.1 million from hurricanes Gustav and Ike, or $0.53 per diluted share.  Georgia Gulf’s facilities sustained minimal physical damage during the hurricanes, but the disruption in feedstock supplies, energy supplies and transportation networks reduced production and sales.

“Georgia Gulf delivered a solid third quarter despite challenging economic conditions and the impacts of two major hurricanes,” said Paul Carrico, Georgia Gulf’s President and CEO.   “We generated strong cash flow from operations of $72.5 million and strengthened our financial flexibility by amending our bank covenants to better reflect the realities of current market conditions. I want to thank all of our employees for their contributions during the quarter,” Mr. Carrico added.

Chlorovinyls

In the Chlorovinyls segment, third quarter 2008 sales increased to $365.5 million from $356.8 million during the third quarter of 2007. The segment posted operating income of $28.0 million compared to operating income of $43.6 million during the same quarter in the prior year.  The decrease in operating income was primarily due to higher ethylene and natural gas prices and the sales volume reduction caused by hurricanes Gustav and Ike, partially offset by higher Electrochemical Unit (ECU) values and resin sales prices.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $124.0 million for the third quarter of 2008, compared to $147.0 million during the same quarter in the prior year. Sales on a constant currency basis declined 16 percent.  The decline in sales reflects difficult conditions in U.S. housing and construction related markets. The segment’s operating loss was $0.6 million for the third quarter of 2008, compared to operating income of $8.4 million during the same quarter in the prior year. The decrease in operating income is primarily the result of lower sales and higher raw materials costs, partially offset by cost reductions and sales price increases.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $163.6 million for the third quarter of 2008, compared to $162.5 million during the same quarter in the prior year. Sales on a constant currency basis were about flat compared to the same period in 2007.  The increase in sales reflects sales growth in the Canadian market, partially offset by difficult conditions in U.S. housing and construction related markets. The segment reported operating income of $0.5 million for the third quarter of 2008, compared to operating income of $3.8 million during the same quarter in the prior year.  The decrease in operating income is primarily the result of higher raw materials costs partially offset by sales price increases.

Aromatics

In the Aromatics segment, sales increased to $165.5 million for the third quarter of 2008 from $148.9 million during the third quarter of 2007. During the third quarter of 2008, the segment recorded an operating loss of $4.5 million, compared to an operating loss of $3.1 million during the same quarter in 2007.  The increase in operating loss was due to lower sales volume as well as higher feedstock costs that were not fully offset by sales price increases.

Financial Flexibility

Georgia Gulf adjusted its cash management practices to increase cash on hand and financial flexibility in response to the turmoil in the credit markets.  As of September 30, 2008, the Company had $52.7 million of cash on hand as well as $159.6 million of borrowing capacity available under its revolving credit facility.

Georgia Gulf worked with its lenders to amend certain terms of its senior credit facility, including relaxing covenant levels until June 30, 2009.  The Company was in compliance with its debt covenants for the quarter ended September 30, 2008.

Outlook

Georgia Gulf reaffirms its previous guidance for the bottom end of the range for 2008 EBITDA to be 15 percent below 2007 EBITDA.   Additionally, the recent decline in energy and feedstock prices along with strong caustic prices may cause 2008 EBITDA to exceed the bottom end of the range.  The Company remains focused on targeted cost, working capital and debt reduction initiatives and expects to generate ample cash in 2008 to reduce long-term debt.

Director John Akitt Retires

Georgia Gulf also announced that John Akitt has retired from the Board of Directors, effective November 1, 2008.  Mr. Akitt, age 75, has served as a director since February 2000.

“On behalf of the entire board of directors, I want to thank John for his service to Georgia Gulf for the last 8 years and wish him well in retirement,” said Patrick Fleming, Georgia Gulf’s Chairman of the Board.  “John was instrumental in establishing a Governance Committee and developing standards for board effectiveness.”

Conference Call

The Company will discuss third quarter 2008 financial results and business developments via conference call and webcast on Wednesday, November 5, 2008 at 1:00 p.m. EST. To access the Company’s third quarter conference call, please dial 888-552-7928  (domestic) or 706-679-6164  (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2005157.  (Due to the length of this URL, it may be necessary to copy and paste it into your Internet browser’s URL address field. You may also need to remove an extra space in the URL if one exists.) Playbacks will be available from 2:00 PM ET Wednesday, November 5, to midnight ET Wednesday, November 12.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 70433863.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$52,720	$9,227
Receivables, net of allowance for doubtful accounts of $10,458 in 2008 and $12,815 in 2007	210,061	211,613
Inventories	306,386	366,545
Prepaid expenses	33,079	19,999
Income tax receivables	3,979	15,837
Deferred income taxes	24,871	25,049
Total current assets	631,096	648,270
Property, plant and equipment, net	862,901	967,188
Goodwill	257,674	282,282
Intangible assets, net of accumulated amortization of $9,718 in 2008 and $6,147 in 2007	69,728	75,789
Other assets, net	187,398	196,262
Non-current assets held for sale	678	31,873
Total assets	$2,009,475	$2,201,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$90,042	$24,209
Accounts payable	151,431	232,477
Interest payable	36,735	17,752
Income taxes payable	2,618	1,094
Accrued compensation	18,486	32,882
Liability for unrecognized income tax benefits and other tax reserves	30,613	79,431
Other accrued liabilities	54,784	59,680
Total current liabilities	384,709	447,525
Long-term debt	1,317,761	1,357,799
Liability for unrecognized income tax benefits	37,559	37,874
Deferred income taxes	119,829	134,464
Other non-current liabilities	34,614	27,201
Total liabilities	1,894,472	2,004,863
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 75,000,000 shares authorized; shares issued and outstanding: 34,475,867 in 2008 and 34,392,370 in 2007	344	344
Additional paid-in capital	104,759	103,238
Retained (deficit) earnings	(19,814)	44,730
Accumulated other comprehensive income, net of tax	29,714	48,489
Total stockholders’ equity	115,003	196,801
Total liabilities and stockholders’ equity	$2,009,475	$2,201,664

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per	Three Months Ended September 30,		Nine Months Ended September 30,
share data)	2008	2007	2008	2007
Net sales	$818,564	$815,293	$2,380,868	$2,380,854
Operating costs and expenses:
Cost of sales	756,503	714,809	2,217,656	2,138,830
Selling, general and administrative expenses	44,095	53,228	130,459	167,216
Asset gains, impairment, exit costs and other, net	3,718	2,551	171	5,691
Total operating costs and expenses	804,316	770,588	2,348,286	2,311,737
Operating income	14,248	44,705	32,582	69,117
Interest expense, net	(32,280)	(33,906)	(98,157)	(99,362)
Foreign exchange (loss) gain	(1,864)	(2,440)	(585)	3,070
Income (loss) from continuing operations before income taxes	(19,896)	8,359	(66,160)	(27,175)
Provision (benefit) for income taxes	(2,494)	8,703	(7,205)	1,553
Loss from continuing operations	(17,402)	(344)	(58,955)	(28,728)
Income (loss) from discontinued operations, net of tax	—	433	—	(9,974)
Net income (loss)	$(17,402)	$89	$(58,955)	$(38,702)
Income (loss) per share:
Basic:
Loss from continuing operations	$(0.50)	$(0.01)	$(1.71)	$(0.84)
Income (loss) from discontinued operations	—	0.01	—	(0.29)
Net income (loss)	$(0.50)	$0.00	$(1.71)	$(1.13)
Diluted:
Loss from continuing operations	$(0.50)	$(0.01)	$(1.71)	$(0.84)
Income (loss) from discontinued operations	—	0.01	—	(0.29)
Net income (loss)	$(0.50)	$0.00	$(1.71)	$(1.13)
Weighted average common shares:
Basic	34,476	34,359	34,451	34,343
Diluted	34,476	34,359	34,451	34,343

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2008	2007	2008	2007
Cash flows from operating activities:
Net income (loss)	$(17,402)	$89	$(58,955)	$(38,702)
Adjustments to reconcile net income (loss) gain to net cash used in operating activities:
Depreciation and amortization	36,471	38,159	112,495	111,935
Foreign exchange gain	—	(2,130)	—	(7,300)
Deferred income taxes	(13,336)	7,732	(13,089)	(11,612)
Tax deficiency related to stock plans	(15)	(54)	(861)	(714)
Stock based compensation	804	1,567	2,493	9,221
Long-lived asset impairment charges	2,444	—	21,872	—
Net (gain) loss on sale of property, plant and equipment, and assets held for sale	(825)	(1,523)	(27,125)	485
Other non-cash items	3,813	8,448	1,608	15,133
Change in operating assets, liabilities and other	60,575	38,437	(25,752)	(14,761)
Payment of Quebec trust tax settlement	—	—	(20,073)	—
Net cash provided by (used in) operating activities from continuing operations	72,529	90,725	(7,387)	63,685
Net cash provided by operating activities from discontinued operations	—	—	—	398
Net cash provided by (used in) operating activities	72,529	90,725	(7,387)	64,083
Cash flows from investing activities:
Capital expenditures	(12,344)	(18,288)	(44,023)	(72,624)
Proceeds from sale of property, plant and equipment, and assets held-for sale	301	4,702	78,095	79,642
Net cash (used in) provided by investing activities	(12,043)	(13,586)	34,072	7,018
Cash flows from financing activities:
Net change in revolving line of credit	(7,649)	(70,097)	107,718	(6,591)
Repayment of long-term debt	(1,016)	(1,259)	(73,094)	(152,921)
Proceeds from lease financing	—	—	—	95,865
Purchases and retirement of common stock	—	—	(110)	(685)
Fees paid to amend debt	(9,823)	—	(9,823)	—
Dividends paid	(2,790)	(2,770)	(8,379)	(8,325)
Net cash (used in) provided by financing activities	(21,278)	(74,126)	16,312	(72,657)
Effect of exchange rate changes on cash and cash equivalents	927	104	496	(98)
Net change in cash and cash equivalents	40,135	3,117	43,491	(1,654)
Cash and cash equivalents at beginning of period	12,585	4,870	9,227	9,641
Cash and cash equivalents at end of period	$52,720	$7,987	$52,720	$7,987

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In Thousands	2008		2007	2008	2007

Segment net sales:
Chlorovinyls	$365,501		$356,794	$1,108,471	$1,052,704
Window and door profiles and mouldings products	124,027		147,029	328,104	381,853
Outdoor building products	163,579		162,534	428,175	454,470
Aromatics	165,457		148,936	516,118	491,827
Net Sales	$818,564		$815,293	$2,380,868	$2,380,854

Segment operating income (loss):
Chlorovinyls	$27,982	(1)	$43,621	$64,673 (4)	$84,061
Window and door profiles and mouldings products	(561	)(2)	8,364	(15,943)	5,537	(6)
Outdoor building products	516		3,828 (3)	(14,295)	2,769	(7)
Aromatics	(4,547)		(3,076)	(7,373)	6,983
Unallocated corporate	(9,142)		(8,032)	5,520 (5)	(30,233)
Total operating income	$14,248		$44,705	$32,582	$69,117

(1)	Includes $1.8 million in other severance, restructuring and other exit costs, net at the Oklahoma City facility
(2)	Includes $1.4 million related to plant closing costs and severance costs
(3)	Includes $2.0 million of asset write downs
(4)	Includes $20.0 million in costs related to the shutdown of the Oklahoma City facility, write downs and other exit costs and a $2.2 million gain related to the sale and lease back of equipment
(5)	Includes $28.8 million gain on sale of idle land
(6)	Includes $2.4 million related to severance, restructuring, and other exit costs, net
(7)	Includes $3.0 million in severance, restructuring, and other exit costs, net

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